  Exhibit 99.1

CORMEDIX INC. REPORTS FOURTH QUARTER AND FULL-YEAR 2017 FINANCIAL RESULTS AND PROVIDES BUSINESS UPDATE

Conference Call Scheduled for Today at 4:30 p.m. Eastern Time

Recent Corporate and Clinical Highlights:
●
28 cases of catheter-related bloodstream infections (CRBSIs) identified by the Clinical Adjudication Committee, triggering the interim analysis in the Phase 3 LOCK-IT-100 trial;
●
Over 750 subjects enrolled to date in its multi-center Phase 3 LOCK-IT-100 trial in Neutrolin for hemodialysis patients with central venous catheters;
●
Granted orphan drug designation by the Food and Drug Administration for taurolidine in the treatment of neuroblastoma.

Anticipated Milestones:
●
Interim efficacy analysis of the LOCK-IT-100 study is anticipated to be completed during the second quarter of 2018;
●
Subject enrollment in the study is also expected to be completed in the second quarter of 2018;
~~●~~
Results of animal model testing of taurolidine-infused sutures, meshes and hydrogels are expected to be reported by the end of April 2018.

Berkeley Heights, NJ – March 19, 2018 – CorMedix Inc. (NYSE American: CRMD), a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of infectious and inflammatory disease, today announced financial results for the fourth quarter and full year ended December 31, 2017 and provided an update on recent business highlights.

“CorMedix continues to make progress on our goal of bringing Neutrolin®, our broad-spectrum, non-antibiotic, anti-infective solution to the U.S. market,” said Khoso Baluch, Chief Executive Officer of CorMedix. “Our team is now assessing and ensuring the completeness and accuracy of the blinded data for the two secondary endpoints related to catheter removal and catheter blockage, as well as the primary endpoint (CRBSI) and safety information. We are reviewing the source data at the clinical sites prior to locking the data and proceeding to the interim analysis. This is a complex and challenging study from the standpoint of having to collect so much data per patient, much of which is generated at hospitals and other locations outside of the enrolling sites. We are working to complete this review as quickly as possible.”

“At the same time, we have continued to enroll new subjects into our multi-center LOCK-IT-100 Phase 3 trial and have over 750 subjects enrolled, exceeding our original enrollment target of 632 hemodialysis patients.  The additional trial subjects should help to bring us closer to our goals to achieve the requisite number of catheter-related bloodstream infection (CRBSI) events in the Phase 3 study more quickly. In parallel, we’re continuing to capture and investigate data, and prepare clinical packages of subjects who have suffered a suspected CRBSI event. We have achieved the requisite 28 cases triggering the planned interim efficacy analysis, which is the most significant near-term catalyst for CorMedix and which represents the first opportunity in the U.S. to evaluate Neutrolin’s potential ability to reduce catheter-related bloodstream infections in subjects with end-stage renal disease receiving hemodialysis through a central venous catheter.”

“We remain completely dedicated to the successful completion of the Neutrolin Phase 3 program, and to bringing Neutrolin to market in the U.S.  Based on its broad spectrum antimicrobial activity, we believe Neutrolin has the potential to significantly reduce or eliminate costly and potentially deadly catheter-related bloodstream infections.”

Mr. Baluch added, “In addition to Neutrolin, we continue to develop our preclinical pipeline. This past quarter, we received orphan drug designation from the U.S. Food and Drug Administration for taurolidine in the treatment of neuroblastoma, a severe form of cancer that originates in certain types of nerve tissues. Current treatments for this rare form of cancer offer poor outcomes, and we believe taurolidine could become an important therapy. Our goal is to partner with an appropriate cancer-focused company to advance taurolidine into clinical development and ultimately obtain marketing approval. In addition, our studies of taurolidine-infused sutures, meshes and hydrogels in animal models have been completed and we expect to report the results of these studies very soon.”

Mr. Baluch concluded, “Our strategy at CorMedix has not changed. We are working as quickly and diligently as possible to complete the quality assurance procedures necessary for the interim efficacy analysis and subsequent review by the Data Safety Monitoring Board (DSMB). Financially, our goal is to raise the minimum amount of capital on the best terms available to ensure that the company has sufficient cash on hand to complete the interim analysis in the LOCK-IT-100 study. After the interim data is reviewed by the DSMB and we know our path forward we will re-evaluate our situation and determine both our ongoing cash needs and our financing options.   At all times, we will continue in our efforts to minimize dilution and maximize value for our shareholders.”

Fourth Quarter 2017 Financial Highlights

For the fourth quarter 2017, CorMedix recorded a net loss of $10.3 million, or $0.15 per share, compared with a net loss of $6.4 million, or $0.16 per share, in the fourth quarter 2016, an increase of $3.9 million. Net loss in the fourth quarter was driven by increased costs related to the ongoing LOCK-IT-100 clinical study and by increases in CMC and clinical supplies.

Operating expenses in the fourth quarter 2017 were $10.4 million, compared to $8.0 million in the third quarter of 2017, an increase of approximately 30%. This increase was due primarily to a $2.4 million, or 40% increase, in R&D expense, while SG&A expense remained unchanged. Within R&D, the cost of the LOCK-IT-100 clinical trial increased by $1.7 million and CMC/clinical supply expenses increased by $0.7 million.

Full-Year 2017 Financial Highlights

For the year ended December 31, 2017, the Company recorded a net loss of $33.0 million, or $0.60 per share, compared with $24.6 million, or $0.65 per share for the year ended December 31, 2016. These increases were driven by increasing R&D expenses related to the LOCK-IT-100 clinical trial.

Operating expenses for the year ended December 31, 2017 were $33.1 million, compared to $24.6 million for the year ended December 31, 2016. This increase was due to R&D expenses related to the LOCK-IT 100 clinical trial.

At December 31, 2017, CorMedix had $12.0 million in cash and short-term investments. During the fourth quarter, the Company raised net proceeds of approximately $5.2 million through its At-the-Market (ATM) program, selling its common stock at an average price of $0.61 per share.  On November 9, 2017, CorMedix executed a combined $5 million investment and backstop facility with Elliott Associates, L.P. and Elliott International, L.P., (the “Elliott Funds”), long-term institutional investors in CorMedix, consisting of $2 million of Series F Convertible Preferred Stock and a $3 million Backstop Facility to purchase additional Series F Convertible Preferred Stock, at CorMedix’s sole discretion, beginning January 15, 2018, through March 31, 2018.  No drawings under the backstop facility have been made. The Company has signed a binding term sheet with Elliott Management Corporation for a proposed new $3 million Backstop Facility, which subject to completion of documentation, would be available for drawing between April 16, 2018 and July 31, 2018.

The Company anticipates that its cash and short-term investments at December 31, 2017 plus the proceeds of its ATM program and the proposed new $3 million Backstop Facility will fund its requirements into the third quarter of 2018.

 Conference Call Information:

CorMedix CEO, Khoso Baluch will host a conference call and webcast today, March 19, 2018, at 4:30 PM Eastern Time, to discuss recent corporate developments and financial results. Call details and dial-in information is as follows:

Domestic:
877-407-9124
International:
201-689-8584
Passcode:
13677521
Webcast:
http://www.investorcalendar.com/event/26867

Replay will be available through April 2:
Domestic:
877-481-4010
International:
919-882-2331
Conference ID:
26867

About CorMedix

CorMedix Inc. is a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of infectious and inflammatory diseases. The Company is focused on developing its lead product Neutrolin®, a novel, non-antibiotic antimicrobial solution designed to prevent costly and dangerous bloodstream infections associated with the use of central venous catheters, currently in a Phase 3 clinical trial enrolling patients undergoing chronic hemodialysis. Such infections cost the U.S. healthcare system approximately $6 billion annually and contribute significantly to increased morbidity and mortality. Neutrolin has FDA Fast Track status and is designated as a Qualified Infectious Disease Product, which provides the potential for priority review of a marketing application by FDA and allows for 5 additional years of QIDP market exclusivity in the event of U.S. approval. Neutrolin is already marketed as a CE Marked product in Europe and other territories. In parallel, CorMedix is leveraging its taurolidine technology to develop a pipeline of antimicrobial medical devices, with active programs in surgical sutures and meshes, and topical hydrogels. The company is also working with top-tier researchers to develop taurolidine-based therapies for rare pediatric cancers. For more information, visit: www.cormedix.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including with respect to possible uses of taurolidine, that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or CorMedix’s prospects, future financial position, financing plans, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including: the risk of negotiating a definitive agreement for and closing the proposed backstop financing transaction; the possible inability to capture sufficient CRBSI events in the ongoing Phase 3 clinical trial for Neutrolin® even with the reported changes to that trial; the cost, timing and results of the ongoing and planned Phase 3 trials for Neutrolin® in the U.S. and the resources needed to commence and complete those trials; the risks and uncertainties associated with CorMedix’s ability to manage its limited cash resources and the impact on planned or future research, including completion of the interim analysis of the ongoing Phase 3 LOCK-IT 100 trial for Neutrolin and for additional uses for taurolidine; obtaining additional financing to support CorMedix’s research and development and clinical activities and operations; preclinical results are not indicative of success in clinical trials and might not be replicated in any subsequent studies or trials; and the ability to retain and hire necessary personnel to staff our operations appropriately. These and other risks are described in greater detail in CorMedix’s filings with the SEC, copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from CorMedix. CorMedix may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. CorMedix assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Investor Contact:
Dan Ferry
Managing Director
LifeSci Advisors
617-535-7746

CORMEDIX INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE INCOME (LOSS)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2017	2016	2017	2016
Revenue:
Net sales	$92,526	$121,716	$329,327	$224,105
Cost of sales	63,312	(85,331)	(114,964)	(366,673)
Gross profit (loss)	155,838	36,385	214,363	(142,568)
Operating Expenses:
Research and development	(8,457,971)	(4,032,335)	(24,486,122)	(15,735,300)
Selling, general and administrative	(1,968,398)	(2,433,443)	(8,652,351)	(8,883,050)
Total Operating Expenses	(10,426,369)	(6,465,778)	(33,138,473)	(24,618,350)
Loss From Operations	(10,270,531)	(6,429,393)	(32,924,110)	(24,760,918)
Other Income (Expense):
Interest income	21,550	32,846	110,714	126,774
Foreign exchange transaction loss	(2,243)	(2,703)	(13,758)	(8,172)
Change in fair value of derivative liability	(56,487)	-	(177,141)	-
Interest expense	(2,809)	(165)	(5,619)	(1,311)
Total Other Income (Expense)	(39,989)	29,978	(85,804)	117,291
Net Loss	(10,310,520)	(6,399,415)	(33,009,914)	(24,643,627)
Other Comprehensive Income (Loss):
Unrealized gain (loss) from investments	90	(6,205)	13,103	11,027
Foreign currency translation gain (loss)	3,632	4,093	4,144	8,029
Total Other Comprehensive Income (Loss)	3,722	(2,112)	17,247	19,056
Comprehensive Loss	(10,306,798)	(6,401,527)	(32,992,667)	(24,624,571)
Net Loss Per Common Share – Basic and Diluted	$(0.15)	$(0.16)	$(0.60)	$(0.65)
Weighted Average Common Shares Outstanding – Basic and Diluted	66,722,074	40,381,500	55,141,133	37,967,373

CORMEDIX INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEET DATA

	December 31,
	2017	2016
Assets
Cash and cash equivalents	$10,379,729	$8,064,490
Short-term investments	$1,604,198	$12,100,920
Total Assets	$13,453,933	$21,906,386
Total Liabilities	$6,260,582	$4,091,860
Accumulated deficit	$(152,174,866)	$(119,164,952)
Total Stockholders’ Equity	$7,193,351	$17,814,526

CORMEDIX INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2017	2016
Cash Flows From Operating Activities:
Net loss	$(33,009,914)	$(24,643,627)
Net cash used in operating activities	(28,587,180)	(22,265,395)
Cash Flows Used In Investing Activities:
Net cash provided by investing activities	10,357,838	11,419,770
Cash Flows From Financing Activities:
Net cash provided by financing activities	20,524,997	7,092,452
Net Increase (Decrease) In Cash	2,315,239	(3,752,928)
Cash - Beginning Of Period	8,064,490	11,817,418
Cash - End Of Period	$10,379,729	$8,064,490